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                        [FENWICK & WEST LLP LETTERHEAD]

                                                                    EXHIBIT 5.01


                                January 24, 1997


Intuit Inc.
2535 Garcia Avenue
Mountain View, California 94043

Gentlemen/Ladies:

         At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on or about January 24, 1997 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 115,141 shares of your Common Stock (the "Stock") subject to issuance by you pursuant to outstanding Stock Options (collectively, the "Options").

         In rendering this opinion, we have examined the following:

         (1) the Registration Statement, together with the Exhibits filed as a part thereof, including, without limitation each of the Options and related documents;

         (2) the Prospectus prepared in connection with the Options and with the Registration Statement;

         (3) the minutes of meetings and actions by written consent of the Board of Directors and the Compensation Committee of the Board of Directors relating to the approval of the Options;

         (4) the Certificate of Incorporation of Intuit, as amended through January 18, 1996 and the Bylaws of Intuit, both as certified by Intuit on January 24, 1997;

         (5) a Management Certificate of even date herewith in which you have given us certain factual representations.

         In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to the legal capacity of all natural persons, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the lack of any undisclosed terminations, modifications, waivers or amendments to any documents reviewed by us and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

         As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information and records included in the documents referred to above. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the
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existence or non-existence of any other factual matters; however, we are not aware of any facts that would lead us to believe that the opinion expressed herein is not accurate.

         Based upon the foregoing, it is our opinion that the 115,141 shares of Stock that may be issued and sold by you pursuant to the Options when issued and sold in accordance with the applicable Option and in the manner referred to in the Prospectus associated with the Registration Statement, will be legally issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

         This opinion speaks only as of its date and is intended solely for the your use as an exhibit to the Registration Statement for the purpose of the above sale of the Stock and is not to be relied upon for any other purpose.

                                                     Very truly yours,


                                                     FENWICK & WEST LLP


                                                     By: /s/ Kenneth Linhares
                                                         ______________________